Exhibit 4.6

Maximum Amount Mortgage Contract

Contract No.: Jian Hei Qing Liu Dai Di Ya (2015) 84-1

Mortgagor (Party A): Daqing BoRun Biotechnology Co., Ltd.

Domicile: Jubao Village, Zhusan Township, Datong District, Daqing City

Post Code: 163515

Legal Representative (Person in Charge): WANG Jinmiao

Fax: 0459-6989708	Telephone: 0459-6989708

Mortgagee (Party B): China Construction Bank Daqing Branch

Domicile: No.10 Jianhang Street, Dongfeng New Village, Saertu District, Daqing City

Post Code: 163311

Person in Charge: HAO Guoyin

Fax: 0459-6381287	Telephone: 0459-6615788

Whereas, Party B will conclude and sign (and/or have concluded and signed )RMB loan contracts, foreign currency loan contracts, bank acceptance agreements, contracts on issuance of letters of credit, agreements on issuance of bank guarantees and/or other legal documents with Daqing BoRun Biotechnology Co., Ltd. (hereinafter referred to as “the Debtor”) during the period from December 23th, 2015 to December 23th, 2018 (hereinafter referred to as “the Period for Determination of the Creditor’s Rights”) (the aforesaid contracts, agreement and/or other legal documents concluded and signed during the Period for Determination of the Creditor’s Rights are hereinafter referred to as “the Main Contracts”) for the Debtor to obtain the credit business in Item (1) as follows:

(1)         Granting loans in RMB/foreign currencies;

(2)         Acceptance of trade bills;

(3)         Issuance of letters of credit;

(4)         Issuance of bank guarantee; or

(5)         Other credit businesses: intentionally left blank.

Party A is willing to provide a maximum amount mortgage for a series of debts of the Debtor under the Main Contracts. In accordance with relevant laws and regulations, Party A and Party B hereby conclude and sign the Contract through mutual agreement, by which both parties shall abide.

Article I         The Mortgaged Properties

1.                          Party A uses the properties listed in “the List of the Mortgaged Properties” to create the mortgage hereunder.

2.                          If any renewal of the ownership or other certificates (deeds) for the mortgaged properties results in any inconsistency between “the List of the Mortgaged Properties” in the Contract or the encumbrance (mortgage) certificates or the mortgage documentations received by Party B and the aforesaid new ownership certificates (deeds) or relevant records in the register book of the registration authority, Party A may not refuse to assume the liability to guarantee on that ground.

3.                          Unless otherwise agreed upon by both parties or otherwise stipulated by the law, any addition to the mortgaged properties due to accretion, mixture, processing, reconstruction and other reasons shall also be utilized to provide mortgage for Party B’s creditor’s rights. Party A shall accomplish necessary mortgage registration procedures in accordance with Party B’s requirements.

4.                          If the values of the mortgaged properties have been or may be reduced, affecting the realization of Party B’s creditor’s rights, Party A shall provide new guarantees in accordance with Party B’s requirements.

Article II    Scope of Guarantee and Maximum Limit of the Creditor’s Rights

1.                          The scope of guarantee under the maximum amount mortgage covers any and all debts under the Main Contracts, including but not limited to all principals, interests (including compound interests and default interests), liquidated damages, compensations, other amounts payable by the Debtor to Party B (including but not limited to relevant handling charges, telecommunication charges, incidentals and relevant bank charges refused to be assumed by the beneficiaries under letters of credits paid by Party B in advance), the expenses incurred by Party B for realization of the creditor’s rights and the mortgage rights (including but not limited to any and all legal costs, arbitration fees, property reservation costs, travel expenses, execution fees, valuation fees, auction fees, notarization fees, delivery fees, announcement fees and attorney fees etc.)

2.                          The maximum limit of the liability to guarantee under the maximum amount mortgage shall be (Currency) RMB (Amount in Words) Three Hundred and Thirty Million only. If Party A has performed its liability to guarantee under the Contract, the maximum amount shall be reduced accordingly.

3.                          Even if the loans, moneys paid in advance, interests, expenses or Party B’s any other creditor’s right under the Main Contracts are actually formed at any time exceeding the Period for Determination of the Creditor’s Rights, they still fall into the scope of guarantee under the maximum amount mortgage. The expiry dates for the performance of debts under the Main Contracts shall not be restricted by the expiry date of the Period for Determination of the Creditor’s Rights.

Article III                           Registration of the Mortgaged Properties

Both parties shall go through the mortgage registration formalities at the competent registration authority within thirty working days after the signature of the Contract. On the date when the mortgage registration is accomplished, Party A shall submit the encumbrance certificate, the original mortgage registration documents and other title certificates in respect of the mortgaged properties to Party B who will in turn hold such certificates and documents.

Article IV                            Changes to the Main Contracts

1.                          Party A agrees that Party B may conclude and sign the Main Contract with the Debtor or make any change to the Main Contracts (including but not limited to any extension of the period for the performance of debts or any increase of the principal of the creditor’s right) without giving a notice to Party A, and Party A shall still assume the liability to guarantee within the maximum amount and the scope of guarantee.

2.                          Changes of the Parties

Party A’s liability to guarantee under the Contract shall not be reduced or exempted due to any of the following circumstances:

(1)                       Party B and/or the Debtor encounter such circumstances as restructure, consolidation, merger, division, capital increase or decrease, joint venture, joint of operation or change of name etc.; or

(2)                       Party B entrusts any third party to perform its obligations under the Main Contracts.

3.                          If the creditor’s rights under the Main Contract are transferred to any third party, the guarantee under the Contract shall be transferred along with it. Party A shall assist Party B and the third party in going through the change of mortgage registration formalities required by the law.

4.                          If any transfer of the creditor’s rights or debts under the Main Contracts is not effective, invalid, cancelled or dissolved, Party A shall still assume the liability to guarantee to Party B in accordance with the Contract.

Article V     Possession and Safeguard of the Mortgaged Properties

1.                          Party A shall possess, safeguard and maintain the mortgaged properties properly, utilize the mortgaged properties reasonably, keep the mortgaged properties intact, and pay various taxes and dues in connection with the mortgaged properties in a timely manner. Party B shall be entitled to inspect the mortgaged properties and to require Party A to submit the originals ownership certificates of the mortgaged properties to Party B for custody.

2.                          If Party A entrusts or agrees any third party to possess, safeguard and utilize the mortgaged properties, Party A shall notify the third party of the existence of Party B’s mortgage right and require the third party to keep the mortgaged properties intact, to accept Party B’s inspection on the mortgaged properties and not to impede Party B from realizing its mortgage right. Party A shall not be exempted from its obligations under the preceding paragraph. Meanwhile, Party A shall be liable for the actions of the third party.

3.                          If the mortgaged properties cause any personal or property damage, Party A shall assume relevant compensation liability. If Party B assumes any liability due to any claim or pays any compensation on behalf of Party A in advance, Party B shall be entitled to file a claim of recovery against Party A.

Article VI                            Insurances for the Mortgaged Properties

1.                          Unless otherwise agreed upon by both parties, Party A shall insure the mortgaged properties in accordance with relevant laws and the types, periods and insured amounts designated by Party B. The insurers shall have statutory qualifications and well-reserved reputations.

2.                          The contents of the insurance policies shall be satisfactory to Party B, without any restriction that may cause damages to Party B’s rights and interests. It shall be expressly shown in the insurance policies that: Party B is the payee of priority for the insurance compensation (the first beneficiary); any change to the insurance policy shall be approved by Party B in writing; and once an insurance accident occurs, the insurer shall remit the insurance compensation to the account designated by Party B directly. If any insurance policy for the mortgaged properties in which the aforesaid contents are not shown, relevant notes or changes shall be made accordingly.

3.                          Party A shall ensure that the insurances are effective continuously. Party A may not disrupt, cancel or invalidate the insurances for any reason, or result in any reduction and/or exemption of compensation liability assumed by the insurers, or change the insurance policies without consent of Party B. If upon the expiry of the insurance periods the creditor’s rights guaranteed by Party A are not paid off in full, Party A shall renew the insurances to extend the insurance periods accordingly.

4.                          Party A shall submit the original insurance policies for the mortgaged properties to Party B within five working days after the signature of the Contract (or if the insurances for the mortgaged properties are renewed, after the date of completing the renewal of the insurances), and reserve at Party B the documents required for insurance claims or transfer of the insurance interests.

5.                          With respect to the insurance compensations acquired in respect of the mortgaged properties, Party B shall be entitled to choose any of the following methods and Party A shall assist Party B in handling relevant formalities:

(1)                       With the consent of Party B, the insurance compensations may be utilized to repair the mortgaged properties and restore the values thereof;

(2)                       The insurance compensations may be utilized to pay off or to pay off in advance the principals and interests of the debts and relevant expenses under the Main Contracts;

(3)                       The insurance compensations may be utilized to repair the mortgaged properties and restore the values thereof; or

(4)                       The insurance compensations may be disposed of by Party A freely after Party A provides Party B with new guarantees satisfactory to Party B.

Article VII                       Restrictions on Party A’s Disposal of the Mortgaged Properties

1.                          Without Party B’s written consent, Party A may not dispose of the mortgaged properties in any way, including but not limited to abandonment, lease (including renewal upon the expiry of the original lease contract), donation, transfer, capital contribution, repeated guarantee, assignment, usage changed to public welfare purpose, addition to other objects, reconstruction or division.

2.                          With Party B’s written consent, the proceeds or other amounts acquired by Party A from disposing of the mortgaged properties shall be deposited into the account designated by Party B. Party B shall be entitled to choose any of the methods stipulated in Article VI 5 (2) to Article VI 5 (4) to deal with the aforesaid proceeds or other amounts, and Party A shall assist Party B in handling relevant formalities.

Article VIII                  Third Party Interferences

1.                          If the mortgaged properties are expropriated, taken over, demolished, confiscated or taken back without compensation by the state, or the mortgaged properties are attached, frozen, detained, supervised, retained, auctioned, forcibly occupied, damaged or otherwise disposed of by any third party, Party A shall notify Party B immediately and take measures to stop, eliminate or remedy it in a timely manner to prevent further loss; at the request of Party B, Party A shall provide Party B with new guarantees satisfactory to Party B.

2.                          The remaining mortgaged properties after the aforesaid circumstances shall still be utilized to provide mortgage for Party B’s creditor’s rights. Any and all compensations or indemnities acquired by Party A for any reason mentioned above shall be deposited into the account designated by Party B. Party B shall be entitled to choose any of the methods stipulated in Article VI 5 (1) to Article VI 5 (4) to deal with the aforesaid proceeds or other amounts, and Party A shall assist Party B in handling relevant formalities.

Article IX                           Realization of the Mortgage Right

1.                          If the Debtor fails to perform any matured debt under the Main Contracts or any debt announced to be matured ahead of schedule or the Debtor violates any other provision of the Contract, Party B shall be entitled to dispose of the mortgaged properties.

2.                          The values of the mortgaged properties recorded in the List of the Mortgaged Properties herein or otherwise agreed upon by both parties, whether recorded in the register book of the registration authority or not, will not indicate the final values of the mortgaged properties. The final values of the mortgaged properties are net amounts by deducting various taxes and dues from the proceeds acquired by Party B through disposal of the mortgaged properties.

If the mortgaged properties are utilized to offset Party B’s creditor’s rights, the aforesaid provisional values shall not serve as the basis on which the mortgaged properties are utilized to offset Party B’s creditor’s rights. At that time, the values of the mortgaged properties shall be determined by both parties through mutual agreement or evaluated fairly according to law.

3.                          The proceeds acquired by Party B through disposal of the mortgaged properties, after payment of the expenses incurred in the course of sale or auction (including but not limited to the storage charges, evaluation fees, auction fees, transfer fees and charges for transfer of the state-owned land-use right etc.), shall be first utilized to pay off the debts under the Main Contracts and the balance (if any) shall be returned to Party A.

4.                          If Party A and the Debtor are the same, Party B may apply for enforcement of Party A’s other properties in addition to the mortgaged properties, without giving up the mortgage right hereunder or disposal of the mortgaged properties first.

5.                          Party A may not impede Party B from realizing the mortgage in any way (including acts and omissions).

6.                          No matter whether there is any other security (including but not limited to guarantee, mortgage, pledge, letter of indemnity, stand-by LC etc.) for Party B’s creditor’s rights under the Main Contracts, no matter when such other security is established and whether it is effective, no matter whether Party B lodges claims against other guarantors or not, no matter whether any third party has agreed to assume the debts under the Main Contracts in full or in part, and no matter such other securities are provided by the Debtor or not, Party A’s liability to guarantee under the Contract may not be reduced or exempted for such reasons. Party B may directly require Party A to assume its liability to guarantee within the scope of guarantee stipulated in the Contract and Party A may raise no objection.

7.                          If the maximum amount of the liability to guarantee agreed upon in the Contract is lower than the balance of the creditor’s rights actually occurred under the Contract, and the creditor’s rights under the Contract after Party A assumes its liability to guarantee has not been paid off yet, Party A hereby promises that, its exercising (or exercising in advance) of subrogation right or right of recourse against the Debtor or other guarantors shall not cause any damage to Party B’s interests. Meanwhile, Party A agrees that the repayment of the debts under the Main Contracts shall take precedence over the realization of Party A’s subrogation right or right of recourse.

Specifically speaking, before Party B’s creditor’s rights are paid off in full:

(1)                       Party A agrees not to claim its subrogation right or right of recourse against the Debtor or other guarantors; if for any reason Party A realizes the aforesaid rights, the proceeds acquired shall be firstly utilized to pay off Party B’s outstanding creditor’s rights;

(2)                       If there is any guarantee by material objects for the debts under the Main Contracts, Party A agrees not to lodge any claim against such material objects or any proceeds from disposing of such material objects either by exercising its subrogation right or for any other reason. Such material objects and any proceeds from disposing of such material objects shall be firstly utilized to pay off Party B outstanding creditor’s rights; and

(3)                       If the Debtor or other guarantors provide Party A with any counter guarantee, any proceeds acquired by Party A from such counter guarantee shall be firstly utilized to pay off Party B outstanding creditor’s rights.

8.                          If the Main Contracts is not established, ineffective, null and void, partially invalid, cancelled or dissolved, and Party A and the Debtor are not the same, Party A shall be jointly and severally liable for the debts of the Debtor generating from return of properties or compensation for losses within the scope of guarantee agreed upon in the Contract.

9.                          Party A has fully understood the interest rate risks. If Party B adjusts the interest rate level, interest accrual method and mode of interest settlement in accordance with the Main Contracts or according to any changes in national interest rate polices, resulting in any additional interests, default interests and compound interests repayable by the Debtor, Party A shall also assume liability to guarantee for such additional amount.

10.                   If apart from the debts under the Main Contracts, the Debtor owes other matured debts to Party B, Party B shall be entitled to deduct amount from any account opened by the Debtor in the system of China Construction Bank either in RMB or in any other currency to firstly pay off any matured debt, Party A’s liability to guarantee hereunder shall not be reduced or exempted in any way.

Article X    Liabilities for Breach of Contract

1.                            Party A’s Liabilities for Breach of Contract

(1)                            If Party A breaches any provision of the Contract or if there is any false, mistake or omission with respect to any of Party A’s representations or warranties, Party B shall be entitled to any one or more of the following measures:

A.            Requiring Party A to rectify the breach within a stipulated time limit;

B.            Requiring Party A to provide new guarantees;

C.            Requiring Party A to compensate for losses;

D.            Disposing of the mortgaged properties; and

E.             Any other remedy permitted by law.

(2)                            Party B shall be entitled to choose any method from those agreed upon from Article VI 5 (2) to Article VI 5 (4) to treat with the proceeds from the disposal of the mortgaged properties and Party A shall assist Party B in handling relevant procedures.

(3)                            If due to any reason attributable to Party A, the mortgage has not been established effectively or the values of the mortgaged properties are diminished or the mortgage has not been realized by Party B in a timely manner or on a full basis, and Party A and the Debtor are not the same, Party B shall be entitled to require Party A to undertake joint and several liability for the guaranteed debts together with the Debtor within the scope of guarantee agreed upon in the Contract.

2.                            Party B’s Liabilities for Breach of Contract

If due to Party B’s fault the ownership certificates of the mortgaged properties delivered by Party A are missing, or Party B fails to return the ownership certificates of the mortgaged properties in a timely manner after the debts under the Main Contracts are paid off, or Party B fails to assist Party A in accomplishing the cancellation procedures for mortgage registration at the request of Party A, Party A shall be entitled to take any one or more of the following measures:

(1)                       Requiring Party B to assume the relevant expenses for re-application for ownership certificates of the mortgaged properties;

(2)                       Requiring Party B to return the ownership certificates of the mortgaged properties within a stipulated time limit or to assist Party A in accomplishing the cancellation procedures for mortgage registration.

Article XI                           Miscellaneous

1.                            Expenses

(1)                       Any and all expenses incurred due to Party A’s breach of any provision under the Contract (including but not limited to any and all legal costs, arbitration fees, property reservation costs, travel expenses, execution fees, valuation fees, auction fees, notarization fees, delivery fees, announcement fees and attorney fees etc. actually incurred by Party B due to Party A’s breach) shall be borne by Party A; and

(2)                       With respect to other expenses, Party A and Party B hereby agree that:

Unless otherwise agreed by both parties, any and all expenses in connection with the Contract and the mortgaged properties under the Contract (including but not limited to any and all expenses in connection with possession, management, disposal, registration, notarization, insurance, transportation, warehouse, storage, evaluation, repair, maintenance, auction and ownership transfer) shall be borne by Party A.

2.                            Deductions of Accounts Payable

With respect to any and all accounts payable by Party A under the Contract, Party B shall be entitled to deduct the corresponding amount from any account opened by Party A in the system of China Construction Bank either in RMB or in any other currency, without any need of giving notice to Party A in advance. If any procedure shall be handled for exchange settlement and sale or foreign exchange trading, Party A shall be obliged to assist Party B in accomplishing such procedures and relevant exchange rate risks shall be borne by Party A.

3.                            Usage of Party A’s Information

Party A hereby agrees that Party B may inquire Party A’s credit status in the credit database approved by People’s Bank of China and the competent department of credit investigation or relevant organization and department and Party B may also provide Party A’s information into the credit database approved by People’s Bank of China and the competent department of credit investigation. Meanwhile, Party A agrees that Party B may reasonably use and disclose Party A’s information as required by Party B’s business.

4.                            Announcement of Collection

In case of any default on the part of Party A, Party B shall be entitled to report such default to relevant department or organization and /or to collect the debt through announcement in news media.

5.                            Evidentiary Effect of Party B’s Records

Unless there is reliable and conclusive proof to the contrary, Party B’s internal accounting records relating to the contents such as the principal, interests, expenses and repayment records etc., the documents and vouchers made or retained by Party B in the business process during which the Debtor handles the withdrawal, repayment of the principal and payment of interests, and the notes and certificates through which Party B collects the loan constitute conclusive evidence effectively proving the debtor-creditor relationship under the Main Contract. Party A may not raise any objection against the aforesaid notes, records, documents, certificates and vouchers merely because they are made or retained by Party B unilaterally.

6.                            Reservation of Rights

Party B’s rights under the Contract shall not affect and/or exclude any other right enjoyed by Party B in accordance with the laws, regulations and other contracts. No tolerance, grace or concession granted to any breach or default, nor any delay in exercising any right under the Contract shall operate as a waiver of any right or interests under the Contract, or constitute an approval or consent on any breach hereof. No such tolerance, grace, concession or delay shall affect, prevent and/or impede any further or other exercise or the exercise of any other right. Likewise, Party B will not assume any obligation or liability to Party A for such circumstances.

Even if Party B fails to exercise or delays in exercising any right under the Main Contracts or Party B has not exhausted any and all remedies under the Main Contracts, Party A’s liability to guarantee under the Contract shall not be reduced or exempted. However, if Party B reduces or exempts the debts under the Main Contracts, Party A’s liability to guarantee under the Contract shall be reduced or exempted accordingly.

7.                            Party A shall notify Party B immediately if (1) Party A is divided; (2) Party A is dissolved; (3) Party A goes into the bankruptcy proceedings; (4) Party A is revoked; (5) Party A’s industrial and commercial registration is cancelled; (6) Party A’s business license is revoked; (7) the mortgaged properties is damaged, missing, infringed upon or go out of Party A’s control due to natural factors or any behavior of third party; (8) there is any dispute over the ownership of the mortgaged properties; or (9) the ownership certificates (deeds) are cancelled.

8.                            Dissolution or Bankruptcy of the Debtor

If Party A knows that the Debtor goes into the dissolution or insolvency proceedings, Party A shall immediately notify Party B of reporting its claims for creditor’s rights. Meanwhile, Party A shall participate in the dissolution or bankruptcy proceedings in a timely manner and exercise its right of recourse in advance. If Party A knows or should have known that the Debtor goes into the dissolution or insolvency proceedings, but Party A fails to exercise its right of recourse in advance in a timely manner, any and all losses caused thereby shall be borne by Party A.

Notwithstanding the provisions in paragraph 2 of Article XI 6, during the bankruptcy proceedings of the Debtor, if Party B reaches a settlement agreement with the Debtor or agrees with a reorganization plan, Party B’s right under the Contract shall not be prejudiced by the settlement agreement or the reorganization plan, and the liability to guarantee of Party A under the Contract will not be impaired or reduced in any way. Party A may not defend against Party B’s claims for rights by using the conditions stipulated in the settlement agreement or the reorganization plan. With respect to the part of Party B’s creditor’s rights which have not been paid off in the settlement agreement or the reorganization plan due to Party B’s compromise to the Debtor, Party B shall be still entitled to require Party A to assume the liability to guarantee.

9.                            Dissolution or Bankruptcy of Party A

If Party A is dissolved or goes bankrupt, regardless of whether Party B’s creditor’s rights under the Main Contracts have become mature or not, Party B shall be entitled to participate in Party A’s liquidation or insolvency proceedings and to declare its rights.

10.                     If there is any change with respect to Party A’s mailing address or contact information, Party A shall notify Party B of such changes in writing. If Party A fails to notify Party B of such changes in a timely manner, any and all losses caused thereby shall be borne by Party A.

11.                     Other Provisions

The Contract will become enforceable once it is notarized and the Mortgagor shall voluntarily accept the enforcement hereof. If there is any conflict between other provisions hereof and Article XI.11 here, Article XI.11 shall prevail.

If there is any change with respect to any item in mortgage registration and a change of registration shall be accomplished according to law, upon Party B’s request, Party A shall accomplish such change of registration jointly with Party B and assume any and all relevant expenses in connection therewith.

12.                     Dispute Settlement

Any dispute in connection with or arising from the Contract during the performance thereof shall be settled through consultations by both parties. In case no agreement can be reached through consultations, either party is entitled to settle the dispute in the way stipulated in Item (1) as follows. During the process of litigation or arbitration, the undisputed parts of the Contract shall still be performed.

(1)                       Filing a lawsuit at the competent people’s court where Party A’s domicile is located;

(2)                       Submitting the dispute to intentionally left blank Arbitration Commission (the seat of arbitration is intentionally left blank) for arbitration which shall be conducted in accordance with its rules of arbitration in effect at the time of application for arbitration. The arbitral award is final and binding upon both parties.

13.                     Validation of the Contract

The Contract shall become effective upon: (1) it is signed by Party A’s legal representative (person in charge) or authorized representative or affixed with Party A’s common seal; and (2) it is signed by Party B’s person in charge or authorized representative or affixed with Party B’s special seal for contractual uses.

14.                     The Contract is executed in sextuplicate.

Article XII                      List of the Mortgaged Properties

The list of the mortgaged properties under this Contract is as follows:

List of the Mortgaged Properties

Name of the Mortgaged Property	Ownership Certificate or Other Relevant Certificate No.	Location	Area or Quantity	Value of the Mortgaged Property (Yuan)	Amount Mortgaged for Other Creditor’s Rights (Yuan)	Note
Crushing Building	Qing Fang Quan Zheng Da Tong Qu Zi No. NA533532	Zhusan Township, Jubao Village	323.29	570930	0
Ash Silo	Qing Fang Quan Zheng Da Tong Qu Zi No. NA533516	Zhusan Township, Jubao Village	264.61	493233	0
Leaching Plant	Qing Fang Quan Zheng Da Tong Qu Zi No. NA533500	Zhusan Township, Jubao Village	956.16	2158053	0
Distilling Plant	Qing Fang Quan Zheng Da Tong Qu Zi No. NA539722	Zhusan Township, Jubao Village	1984.92	4674487	0
Fermentation Plant	Qing Fang Quan Zheng Da Tong Qu Zi No. NA533504	Zhusan Township, Jubao Village	356.24	734211	0
Pump House	Qing Fang Quan Zheng Da Tong Qu Zi No. NA533495	Zhusan Township, Jubao Village	876.56	1678612	0
Boiler House	Qing Fang Quan Zheng Da Tong Qu Zi No. NA533494	Zhusan Township, Jubao Village	2564.7	5539752	0
Comprehensive Pump Station	Qing Fang Quan Zheng Da Tong Qu Zi No. NA533488	Zhusan Township, Jubao Village	165.1	348361	0
Newly-built Steam Room	Qing Fang Quan Zheng Da Tong Qu Zi No. NA533482	Zhusan Township, Jubao Village	967.78	1862977	0
Chemical Water Plant	Qing Fang Quan Zheng Da Tong Qu Zi No. NA533478	Zhusan Township, Jubao Village	1392.97	3951856	0
Multi-use Building	Qing Fang Quan Zheng Da Tong Qu Zi No. NA533477	Zhusan Township, Jubao Village	3933.15	9490691	0
Main Building	Qing Fang Quan Zheng Da Tong Qu Zi No. NA533475	Zhusan Township, Jubao Village	5428.75	12051825	0
Apartment Block	Qing Fang Quan Zheng Da Tong Qu Zi No. NA533468	Zhusan Township, Jubao Village	7830.83	18386789	0
DDGS Warehouse	Qing Fang Quan Zheng Da Tong Qu Zi No. NA533459	Zhusan Township, Jubao Village	3785.94	5678910	0
Ventilator Room	Qing Fang Quan Zheng Da Tong Qu Zi No. NA533454	Zhusan Township, Jubao Village	244.6	623975	0
DDGS Plants	Qing Fang Quan Zheng Da Tong Qu Zi No. NA533446	Zhusan Township, Jubao Village	7124.36	16295698	0
Liquefaction and Saccharification Fermentation Plant	Qing Fang Quan Zheng Da Tong Qu Zi No. NA533445	Zhusan Township, Jubao Village	4482.98	12754078	0
Circulating Water Pump House	Qing Fang Quan Zheng Da Tong Qu Zi No. NA533429	Zhusan Township, Jubao Village	85.56	172147	0
Sewage Treatment Station	Qing Fang Quan Zheng Da Tong Qu Zi No. NA533413	Zhusan Township, Jubao Village	516.95	1142460	0
Land	Da Qing Guo Yong (2008) No.06-33620	Zhusan Township, Jubao Village	139319	0	0

Article XIII                 Party A’s Representations and Warranties

1.                            Party A clearly knows Party B’s business scope and scope of authorization.

2.                            Party A has already read the Contract and all terms and conditions of the Main Contracts. At Party A’s request, Party B has already made relevant explanations with respect to the Contract and the Main Contracts. Party A has fully known and understood the meanings of the Contract and all terms and conditions of the Main Contracts as well as relevant legal consequences.

3.                            Party A has legal qualifications to serve as a guarantor. The guarantee provided by Party A under the Contract complies with the laws, administrative regulations, rules and the provisions of Party A’s articles of association or its internal constitutional documents, and has been approved by the internal competent corporate organ and/or the competent authority of the state. Any and all liabilities arising from Party A’s lack of authority to execute the Contract shall be borne by Party A, including but not limited to compensation for any and all losses incurred by Party B on a full basis.

4.                            Party A hereby acknowledges that it has fully known the assets, indebtedness, operation, credit and reputation of the Debtor, whether the Debtor has qualifications and authority to execute the Main Contracts as well as all contents of the Main Contracts.

5.                            Party A has legitimate ownership and right to dispose of the mortgaged properties; the mortgaged properties are neither public utilities nor the properties which are prohibited from transactions and transfer; and there is no dispute over the ownership of the mortgaged properties.

6.                            There is not any other co-owner of the mortgaged properties, or although there are other co-owners, the mortgage has been approved by such co-owners in writing.

7.                            There is not any defect or encumbrance over the mortgaged properties which has not been notified Party B of in writing, including but not limited to the circumstances that: (1) the transactions of the mortgaged properties are restricted; (2) the mortgaged properties are attached, seized, supervised, leased or retained; (3) the purchase price, maintenance costs, construction project costs, national taxes, charges for transfer of the land-use right and the compensation for damages with respect to the mortgaged properties have been in arrears; or (4) any security has been created over the mortgaged properties for third parties.

8.                            Any and all materials and information in connection with the mortgaged properties provided by Party A to Party B are authentic, legitimate, accurate and complete.

9.                            Party A’s provision of the mortgage hereunder will neither impair any legitimate interests of any third party nor violate any of Party A’s legal and/or contractual obligations.

10.                     If Party A or the Debtor fails to comply with relevant laws, regulations or rules on the environment or social risk management, or the construction, production and operations of Party A or the Debtor may cause harm and relevant risks to the environment and the society (including but not limited to any environmental and social problems relating to energy consumption, pollution, land, health, safety, resettlement of inhabitants, ecological conservation, energy saving and emission reduction and climate change etc.), Party B shall be entitled to exercise the mortgage under the Contract ahead of schedule and take any other remedy available to it as agreed upon in the Contract or permitted by law.